Exhibit 10.1
     Binding Term Sheet
    Set forth below are the terms of a legally binding term sheet (this “Agreement”), dated as of October 9, 2022, by and among GLP Capital, L.P. (together with its affiliates, “GLP”) and PENN Entertainment, Inc. (“PENN” and, together with GLP, each a “Party” and, collectively, the “Parties”). As the context may require, references to GLP and PENN in this Agreement shall be deemed to refer to their respective affiliates and subsidiaries. This Agreement serves as a mutually agreed set of terms between Parties to be incorporated as soon as practicable after the date hereof in definitive documents and agreements (collectively, the “Definitive Documents”) setting forth the terms and conditions addressed herein in further detail, as well as such other terms and conditions as shall be customary and not inconsistent with the terms hereof.

New Master Lease
•Properties. PENN and GLP (or affiliates thereof) shall execute a new master lease which will be effective as of January 1, 2023 (the “Effective Date”) and include the land and buildings for the following seven properties (the “New Lease”): Hollywood Casino Aurora in Aurora, IL (the “Aurora Property”), Hollywood Casino Joliet in Joliet, IL (the “Joliet Property”), Hollywood Casino Columbus in Columbus, OH (the “Columbus Property”), Hollywood Casino Toledo in Toledo, OH (the “Toledo Property”), Hollywood Casino at the Meadows in Washington PA (the “Meadows Property”), the M Resort Spa & Casino in Henderson, NV (the “M Resort”), and Hollywood Casino Perryville in Perryville, MD (the “Perryville Property”). The New Lease will also include land and improvements for the Aurora Project and the Joliet Project (as defined below), either at the effective date or when later acquired. The Parties will endeavor to structure and include language in the New Lease to mitigate unnecessary transaction costs and administration, including as relates to taxes, title insurance, and mortgages, in each case in a manner reasonably acceptable to the Parties. PENN will execute and deliver guaranties in connection with the New Lease in the same form as those guaranties currently in effect in connection with the Penn Master Lease (as defined below).

•Amendment to Current Lease. Concurrently with the effectiveness of the New Lease, the definitive agreement will reflect (i) the current lease by and between PENN Cecil Maryland, LLC and GLP for the Perryville Property (the “Perryville Lease”) will terminate; (ii) the current lease by and between PA Meadows, LLC, WTA II, LLC, CCR Pennsylvania Racing, LLC and PNK Development 33, LLC for the Meadows Property (the “Meadows Lease”) will terminate; (iii) the current master lease between Penn Tenant, LLC and GLP (the “Penn Master Lease”) will be amended to remove the Aurora Property, the Joliet Property, the Columbus Property, the Toledo Property, and the M Resort; and (iv) after giving effect to the removal of properties described above, the initial Rent in the Penn Master Lease will be $284,132,000, consisting of $208,195,000 of Building Base Rent, $43,035,000 of Land Base Rent, and $32,902,000 of Percentage Rent as more fully set forth in Schedule A. Capitalized terms used but not defined in this provision shall have the meanings ascribed thereto in the Penn Master Lease. For the avoidance of doubt, the Penn Master

Lease will continue and remain unmodified and in full force and effect until an amendment thereto is fully executed and the New Lease has been fully executed and is effective.

•Rent Pursuant to New Lease. The New Lease will include a base rent (the “Base Rent”) equal to $232,170,000. The New Lease will also include additional rent (the “Additional Rent”), beginning on the Additional Rent Start Date (as defined below) (the Base Rent and the Additional Rent are collectively referred to as the “Rent.”) The Additional Rent for the Aurora Project shall be equal to 7.75% of any Project Funding received by PENN. To the extent that PENN may elect to receive funding from GLP for any of the Joliet Project, the Columbus Project and the M Project, the Additional Rent shall be subject to the terms set forth in Schedule A. The Rent shall be subject to a fixed escalator of 1.5% per year, beginning November 1, 2023 and reoccurring every November 1st thereafter. The Rent shall be further subject to an increase of $1.4 million, in additional to the normal 1.5% escalation, effective on the fifth anniversary of the Effective Date. The New Lease will be cross-defaulted, cross-collateralized and co-terminus with the Penn Master Lease. The New Lease will include a framework to allow PENN to divest the operations of the Perryville Property and the Meadows Property to a qualified successor tenant if such divestiture is reasonably likely to be required by Federal or state regulators in connection with PENN’s acquisition and/or leasing of any new property (with qualifications to be defined in the New Lease) without GLP’s consent; provided that such qualified successor tenant agrees to the same lease terms (adjusted only as necessary for such lease to be a single property lease) and, in the event of such a transfer, will include an opportunity for GLP to participate in such acquisition of any new property triggering said divestiture (to the extent that the new property is wholly owned or leased).

Development Projects
•The Aurora Property. PENN shall construct a new casino (and, as currently contemplated, a hotel and event center) at a new site in Aurora, IL (the “Aurora Project”) as further defined in a Redevelopment Agreement that PENN and GLP will enter into with the City of Aurora in a form reasonably acceptable to PENN and GLP (the “Redevelopment Agreement”), subject to customary due diligence. The Aurora Project will be developed by PENN according to plans reasonably approved by GLP, with a current budget anticipated to be approximately $358.4 million, inclusive of $50 million to be funded by the City of Aurora through a new bond issuance (which shall be paid directly to PENN regardless of whether eligible costs authorizing such payment were incurred by PENN or GLP), and with construction anticipated to commence no later than June 30, 2024. Pursuant to the Redevelopment Agreement, PENN will guarantee certain real estate tax revenues and the City will transfer both City-owned property and either two or three options to purchase additional land (the “Options”) to GLP. Subject to the terms of the Redevelopment Agreement and completion of customary due diligence, GLP will exercise the Options at its own expense, with a total purchase price not to exceed $10.65 million, which will be included in the Project Funding (as defined below). In the event that the Options must be exercised prior to the Effective Date, PENN and GLP will work together in good faith to establish a separate lease for the properties subject to the Options that will terminate on the Effective Date. Upon opening the new casino (the “New Aurora Property”), PENN intends to cease operations at the current Aurora Property and the New Lease will be amended to remove the current Aurora Property and adjust the rent as provided herein, following which PENN will demolish the Aurora Property at PENN’s expense and GLP will transfer the fee owned land for the current Aurora Property to the City pursuant to the Redevelopment Agreement. Subject to any necessary consents or approvals, GLP will also assign its rights under all existing leases at the current Aurora Property to the City, or, at the City’s request, terminate such leases; provided that PENN shall reimburse GLP for any costs, expenses or fees incurred in connection with the assignment or termination of such leases. PENN and GLP will work together in good faith to structure the transaction (including the terms of the Redevelopment Agreement) in a tax-efficient manner. PENN and GLP will enter into reciprocal indemnities that generally provide as follows: (a) PENN will indemnify and hold harmless GLP and its affiliates from and against any actions or losses incurred as a result of any action taken by third parties, including the City of Aurora, its affiliates, successors or assigns, pursuant to the Redevelopment Agreement for obligations undertaken by PENN as “Developer”; and (b) GLP will indemnify and hold harmless PENN and its affiliates from and against any actions or losses incurred as a result of any action taken by third parties, including the City of Aurora, its affiliates, successors or assigns, pursuant to the Redevelopment Agreement for obligations undertaken by GLP as “Owner”.
•The Joliet Property. PENN shall construct a new casino at the Rock Run Crossings development project site in Joliet, IL (the “Joliet Project”). The Joliet Project will be developed by PENN according to plans reasonably approved by GLP, with a current budget anticipated to be approximately $184.4 million. Separate from anticipated budget or any Project Funding, GLP will purchase the Joliet Project real property and demolish any existing structures on the land for the Joliet Project at GLP’s sole cost, subject to GLP’s approval of the terms of such purchase and demolition, and PENN agrees to manage such demolition if requested by GLP for a market fee and on customary market terms and conditions reasonably agreed upon by the Parties. GLP will further provide funding of $5 million toward site work and development costs associated with the Joliet Project, and this $5 million will not be included as Project Funding (as defined below). Upon opening the new casino (the “New Joliet Property”), PENN intends to cease operations at the current Joliet Property, the New Lease will be amended to remove the current Joliet Property and add the New Joliet Property in accordance with Schedule A if not previously included, and GLP will retain ownership of the current Joliet Property.

•The Columbus Property. PENN shall construct a new hotel adjacent to the Columbus Property (the “Columbus Project”). The Columbus Project will be developed by PENN according to plans reasonably approved by GLP, with a current budget anticipated to be approximately $100 million.
•The M Resort. PENN shall construct an additional hotel tower at the M Resort (the “M Project”). The M Project would be developed by PENN according to plans reasonably approved by GLP, with a current budget anticipated to be approximately $206 million.
•GLP Funding. GLP will commit to provide funding (the “Project Funding”) for the Aurora Project, Joliet Project, Columbus Project, and M Project (each a “Project” and collectively the “Projects”) as follows: (a) GLP will fund $225 million for the Aurora Project if PENN elects to proceed with such Project; and (b) at PENN’s request, up to $130 million toward the Joliet Project, up to $70 million toward the Columbus Project, and up to $150 million toward the M Project (together with the $225 million invested in the Aurora Project, the “Project Funding Maximum”), subject to reasonable and customary terms and conditions. The Project Funding shall be consistent with Schedule A and further set forth in the New Lease, which Project Funding, other than with respect to the Aurora Project, PENN may elect in its sole discretion. The Project Funding commitments described above will expire on January 1, 2026 if not requested by PENN prior to such time.
•PENN Discretion. PENN may elect to not proceed with or abandon any Project at any time prior to construction commencement in PENN’s sole discretion, provided that GLP will be reimbursed by PENN for any out-of-pocket costs associated with an abandoned Project. In the event that the Aurora Project or Joliet Project is abandoned, PENN (or the City of Aurora, as provided in the Redevelopment Agreement) will purchase the newly acquired land from GLP and refund any costs funded by GLP as set forth above. If PENN abandons a Project for which any Project Funding has been previously funded, there will be no change in the Additional Rent which is based on such Project Funding; provided that PENN repays any applicable Project Funding.

Implementation; Conditions
Each Party agrees to use commercially reasonable efforts to negotiate and enter into the Definitive Documents with respect the transactions contemplated hereby as promptly as practicable following the date hereof in order to fully reflect the terms contemplated hereby as well as such other terms and conditions as shall be customary and not inconsistent with the terms hereof. Without limiting the foregoing, and subject to the next paragraph, the Parties agree that unless and until such Definitive Documents are executed and delivered, the terms set forth in this Agreement shall control and constitute a binding agreement with respect to the subject matter hereof.
The Parties’ respective obligations to enter into the Definitive Documents and transactions contemplated hereby are subject to each Party having obtained amendments from such Party’s credit agreement lenders as it shall reasonably and in good faith determine are appropriate under the circumstances and any necessary governmental (including gaming) approvals. Each Party shall use commercially reasonable efforts to obtain any such amendment, as well as any applicable regulatory approvals, as promptly as practicable following the date hereof.

Governing Law; Jurisdiction	New York law and New York federal courts. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.
Costs
In any dispute between the Parties with respect to this Agreement, the substantially prevailing Party shall be entitled to be reimbursed its reasonable costs in connection with such dispute by the other Party, exclusive of any punitive or consequential damages.

Specific Performance
The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in any federal court of the United States of America sitting in the State of New York), this being in addition to any other remedy to which they are entitled at law or in equity.

Further Assurances
The Parties shall cooperate to take any further action necessary or desirable to implement or otherwise consummate the transactions and agreements contemplated hereby. Further, the Parties will use good faith efforts to determine a consistent tax reporting plan, recognizing GLP’s structure as a real estate investment trust.

Confidentiality
The Parties shall maintain the confidentiality of the negotiations with respect to this Agreement and the transactions contemplated hereby, it being understood that (i) each Party shall be permitted to (a) summarize and file a copy of this Agreement in connection with its SEC reporting obligations and (b) summarize and provide a copy of the Agreement to its credit agreement lenders and (ii) each Party shall use commercially reasonable efforts to provide the other Party with an opportunity to review and comment upon on proposed public disclosures with respect to this Agreement and the transactions contemplated hereby (other than public disclosures which do not materially differ from prior public disclosures made in accordance with this clause (ii)).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

GLP CAPITAL, L.P.

By: . /s/ Brandon J. Moore ..
Name: Brandon J. Moore
Title: Executive Vice President, General Counsel & Secretary
PENN ENTERTAINMENT, INC.

By: . /s/ Jay Snowden ..
Name: Jay Snowden
Title: Chief Executive Officer

[Signature Page to Binding Term Sheet]